Power of Attorney



KNOW ALL MEN BY THESE PRESENTS that I, the

undersigned, do hereby appoint Craig L. Brown, Philip A. Theodore, Harold

W. Ingalls and Samuel R. Schwartz or either one of them, my

attorney-in-fact solely for the purpose of signing for me and in my name and on my behalf any and all required Form 3, Form 4 or Form 5 filings, and any new or related filings, if any, promulgated by the Securities and

Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934 and I hereby authorize them, or either one of them, to do and to perform any and all things necessary to be done in the premises as fully and effectively in all respects as I could do if personally present.



IN WITNESS WHEREOF, I have hereunto set my hand and seal this 16 day of
May, 2003.

	/s/ Samuel Schwartz
Printed Name:	Samuel
Schwartz




/s/ Rosemary J. Hosey	(SEAL)
Notary
Public for the State
of:	Georgia
My Commission Expires:  	1/23/08